POWER OF ATTORNEY
                                     General

This Power of Attorney is made as of this 12th day of February 1999 by Fourcar B.V., a closed company with limited liability (the "Principal"), resident in Amsterdam, The Netherlands in these presents represented by Mr. Jacques BADIN, Managing Director of the Principal.

For the term commencing on the day hereof and remaining in effect until revoked by an instrument in writing, the Principal (1) does hereby nominate, constitute and appoint Yves Sisteron as the Principal's true and lawful attorney in fact, to act in Principal's name and stead, and for the Principal's use and benefit
(2) does hereby grant to said attorney in fact full and complete authority to execute and act on the Principal's behalf in connection with documents to be filed with, and make declarations and statements for and to, U.S. governmental and quasi-governmental agencies and regulatory authorities, including, without limitation, the Internal Revenue Service, Securities and Exchange Commission, Federal Trade Commission, and U.S. courts.

This Power of Attorney is granted upon the following conditions:

a. That the said attorney supplies to the Principal and original of any documents signed pursuant to this Power of Attorney immediately upon such signature;

b. That the attorney promptly informs the Principal of any oral engagement undertaken by him with any person pursuant to this Power of Attorney;

c. That the attorney furnishes a full report to the Principal on a regular basis of his activities pursuant to the exercise of these powers granted by the Principal.

GIVING AND GRANTING to said attorney in fact full power and authority, but without the power of substitution, to do and perform all and every act and thing whatsoever requisite necessary or proper to be done relative to any of the foregoing as fully as the Principal might or could do if personally present and whereby ratifying and confirming all that said attorney in fact shall lawfully do or cause to be done under the authority of this Power of Attorney.

This Power of Attorney shall be subject to French law and the Jurisdiction of the Court of Appeal of Paris and its subsidiary courts.

IN WITNESS WHEREOF, this Power of Attorney is made and executed as of the date first set forth above.

This power is given for one year beginning as of the date first set forth in the above and may be renewed in writing.

FOURCAR B.V.


Name:   J. B. Badin
Title:  Managing Director